EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and, with respect to the Registration Statements on Forms S-4, in the related prospectus:

1)	Registration Statement (Form S-8 No. 333-26767) pertaining to the Greif, Inc. 1996 Directors Stock Option Plan

2)	Registration Statement (Form S-8 No. 333-26977) pertaining to the Greif, Inc. Incentive Stock Option Plan

3)	Registration Statement (Form S-8 No. 333-35048) pertaining to the Greif 401(k) Retirement Plan

4)	Registration Statement (Form S-8 No. 333-61058) pertaining to the Greif, Inc. 2000 Nonstatutory Stock Option Plan

5)	Registration Statement (Form S-8 No. 333-61068) pertaining to the Greif, Inc. 2001 Management Equity Incentive and Compensation Plan

6)	Registration Statement (Form S-8 No. 333-123133) pertaining to the Greif, Inc. 2005 Outside Directors Equity Award Plan

7)	Registration Statement (Form S-4 No. 333-142203) 6-3/4 percent Senior Notes due 2017

8)	Registration Statement (Form S-8 No. 333-151475) pertaining to Greif, Inc. Amended and Restated Long-Term Incentive Plan

9)	Registration Statement (Form S-4 No. 333-162011) 7-3/4 percent Senior Notes due 2019;

of our report dated December 23, 2013, except for the impact of the matters discussed in Notes 1, 20 and 21 pertaining to the correction of errors and restatement, as to which the date is January 21, 2015, included in the Annual Report on Form 10-K of Greif, Inc. for the year ended October 31, 2014, with respect to the consolidated financial statements and schedule of Greif, Inc. and subsidiary companies for the years ended October 31, 2013 and 2012.

/s/ Ernst & Young, LLP

Columbus, Ohio

January 21, 2015